Exhibit 99

A. T. CROSS Co.	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

•	2012 net sales increased 3% to $181 million
•	2012 EPS increased 9% to $0.70 vs. $0.64 in 2011
•	4Q2012 net sales and operating income increased 7% and 28%, respectively
•	4Q2012 Cross Optical Group sales and operating income grew 27% and 126%, respectively
•	2013 EPS guidance $0.78 to $0.82

Lincoln, RI – February 20, 2013 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the fourth quarter and full year ended December 29, 2012.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “In 2012, we grew revenue and leveraged it to even greater profit growth.  Driving performance in 2012 continued to be the Cross Optical Group (COG).  In 2012 COG grew revenue by 14.9% to $83.3 million and grew its operating income by 24% to $13.4 million.  Importantly, in what is often an uneventful quarter, COG had its strongest fourth quarter to date, growing revenue by 27% and operating income by 126%.  The COG business entered 2013 with significant momentum.”

Mr. Whalen continued, “The Cross Accessory Division’s (CAD) revenue declined by 4.8% in 2012.  As discussed last year, we had originally expected flat year-over-year performance based upon stable economic conditions in Europe.  As European economic conditions worsened, sales in that region declined 17% and were only partially offset by 3% increases in both the Americas and Asia regions.  For 2013 we expect increasingly positive revenue performance in all three regions and success in extending the Cross brand into adjacent categories.”

Fourth Quarter 2012 Results

Net sales for the fourth quarter of 2012 increased by 7.1% to $46.4 million compared to $43.3 million in the fourth quarter of 2011.  The Cross Optical Group (COG) reported fourth quarter sales of $16.3 million, a 27.3% increase compared to last year. COG’s operating income grew 126% from $0.8 million to $1.9 million.  The Cross Accessory Division (CAD) recorded sales of $30.0 million, a 1% decline from 2011.

Gross margin in the quarter was 53.4%, 40 basis points higher than last year’s fourth quarter.

Consolidated operating income of $2.7 million was 27.7% higher than 2011.

Net income for the fourth quarter was $1.9 million, or $0.14 per share, compared to $1.9 million, or $0.15 per share, last year.  The effective tax rate in the fourth quarter of 2012 was 29.4% vs. 11.8% for the same period last year.

2012 Results

Consolidated sales for the full year 2012 increased by 3.4% to $180.5 million compared to $174.6 million in 2011.  CAD recorded sales of $97.2 million, a 4.8% decline versus 2011.  COG sales grew 14.9% to $83.3 million from $72.5 million in 2011.

Gross margin for the year was 55.0%, down 60 basis points in comparison with last year’s gross margin of 55.6%.

Operating expenses increased by $1.0 million, or 1.2%, to $86.0 million as compared to $85.0 million last year.  As a percentage of sales, operating expenses improved by 100 basis points to 47.7% of sales.

Net income for 2012 increased 10.1% to $9.1 million, or $0.70 per share, compared to $8.3 million, or $0.64 per share, last year.  The effective tax rate for 2012 was 28.3% versus 25.5% in 2011.

Strategic Alternatives

On February 4, 2013, the Company announced that it is exploring strategic alternatives for its Cross Accessory Division.

Guidance

The Company reiterated its previously announced 2013 earnings guidance of between $0.78 to $0.82 per share.

Conference Call

The Company’s management will host a conference call today, February 20, 2013 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, non prescription reading glasses, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide.  For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the exploration of strategic alternatives for the Cross Accessory Division and the overall continued results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to  the potential effect of, in particular, international economic issues on consumer confidence, as well as consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of February 20, 2013.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A.T. CROSS COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Net sales	$46,359	$43,278	$180,508	$174,637
Cost of goods sold	21,580	20,325	81,198	77,613
Gross Profit	24,779	22,953	99,310	97,024

Selling, general and administrative expenses	19,626	18,382	75,154	74,451
Service and distribution costs	1,836	1,810	8,174	7,830
Research and development expenses	653	673	2,708	2,697
Operating Income	2,664	2,088	13,274	12,046
Interest and other income (expense)	43	113	(515)	(897)
Income Before Income Taxes	2,707	2,201	12,759	11,149
Income tax provision	797	260	3,611	2,839
Net Income	$1,910	$1,941	$9,148	$8,310

Net Income per Share:
Basic	$ 0.15	$ 0.16	$ 0.74	$ 0.68
Diluted	$ 0.14	$ 0.15	$ 0.70	$ 0.64

Weighted Average Shares Outstanding:
Basic	12,612	12,229	12,335	12,195
Diluted	13,323	13,026	13,049	13,005

	Three Months Ended		Twelve Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Segment Data: Cross Accessory Division
Net Sales	$30,025	$30,450	$97,222	$102,131
Operating Income (Loss)	809	1,268	(171)	1,205

Segment Data: Cross Optical Group
Net Sales	$16,334	$12,828	$83,286	$72,506
Operating Income	1,855	820	13,445	10,841

A.T. CROSS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 29, 2012	December 31, 2011
Assets
Cash and cash equivalents	$ 27,120	$ 25,991
Short-term investments	227	0
Accounts receivable	32,877	29,110
Inventories	38,020	36,482
Deferred income taxes	3,417	4,206
Other current assets	8,072	7,954
Total Current Assets	109,733	103,743

Property, plant and equipment, net	14,376	13,706
Goodwill	15,279	15,279
Intangibles and other assets	10,381	11,572
Deferred income taxes	11,570	11,115

Total Assets	$ 161,339	$ 155,415

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 34,531	$ 26,614
Line of credit	15,000	0
Retirement plan obligations	2,731	2,508
Income taxes payable	567	712
Total Current Liabilities	52,829	29,834

Long-term debt	0	21,221
Retirement plan obligations	19,808	22,636
Deferred gain on sale of real estate	1,695	2,216
Other long-term liabilities	662	464
Accrued warranty costs	1,267	1,391
Shareholders' equity	85,078	77,653

Total Liabilities and Shareholders' Equity	$ 161,339	$ 155,415